Clarification of Prior Press Release on FDA Issuance of Orphan Status for PermaDerm®

6/13/2012

LITTLE FALLS, N.J., June 13, 2012 /PRNewswire/ -- Yesterday, on June 12, 2012, Regenicin, Inc. (OTC Bulletin Board: RGIN) a biotechnology company specializing in the development of and commercialization of regenerative cell therapies to restore the health of damaged tissues and organs, issued a press release that the Food and Drug Administration (FDA) had granted Orphan Status for the PermaDerm® product. While the Company believes it was accurate in representing the FDA’s action, the press release has been misinterpreted by some to suggest that PermaDerm is approved as a skin graft for immediate use on burn patients. As stated in the Company’s earlier press release, the FDA’s action was the designation of PermaDerm as an Orphan product. Such a designation has certain benefits to the recipient, but, just to be clear, these do not include the immediate commercialization of the product. The Company will still need to work with the FDA for the development of the product, now with the advantages of the Orphan designation. For more information on the FDA’s policies governing the development of Orphan drugs for rare diseases and conditions, as well as the publication of today’s designation announcement on this matter, please visit the FDA website links at:

www.fda.gov/ForIndustry/DevelopingProductsforRareDiseasesConditions/

and

www.accessdata.fda.gov/scripts/opdlisting/oopd/

“We hope this clarifies any confusion that may have been caused by the wording of the prior press release,” said Randall McCoy, the Companies CEO.

About Regenicin

Regenicin, Inc. (OTC Bulletin Board: RGIN), is a biotechnology company specializing in the development of regenerative cell therapies to restore the health of damaged tissues and organs. Regenicin, which was founded in 2010, has assembled a world-class management team with a proven track record for developing and bringing innovative medical devices and biotechnology products to market. The company is publicly traded with headquarters in New Jersey. For more information on Regenicin, Inc., as well as its technologies and products, please visit the company website at www.regenicin.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Regenicin, Inc.
10 High Court

Little Falls, NJ 17424

(646) 403-3581

PR@regenicin.com

info@regenicin.com